Exhibit 23.2

November 10, 2014

California Republic Funding LLC

Re:	California Republic Funding LLC

Ladies and Gentlemen:

Reference is made to the Pre-Effective Amendment No. 1 to Form S-3 on Registration Statement filed on October 8, 2014, No. 333-199204 (the “Registration Statement”) as filed with the United States Securities and Exchange Commission (the “SEC”). In connection with the foregoing, we hereby consent to the filing of the attached form of opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.